Exhibit 99.1

For Immediate Release

Socket Communications Contacts:	US Editorial Contact:
David Dunlap	Cara Sloman
Chief Financial Officer	Nadel Phelan
510/744-2735	831/440-2411
dave@socketcom.com	cara@nadelphelan.com

Investor Relations Contact:
Carol Montalvo	Todd Kehrli or Jim Byers
Sr. Marketing Communications Manager	MKR Group, LLC
510/744-2751	818/556-3700
carol@socketcom.com	ir@mkr-group.com

Socket Communications Reports 2006 Second Quarter Record Revenue of $6.9 Million

NEWARK, CA -- July 26, 2006 -- Socket Communications, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported record revenue of $6.9 million for its second quarter ended June 30, 2006, a 4 percent increase over the same quarter one year ago and 1 percent over the preceding quarter's record revenue.

Net loss applicable to common stockholders for the second quarter ended June 30, 2006 was $448,000, or a loss of $0.01 per share, compared to net income of $246,000 or $0.01 per share for the same quarter one year ago and a net loss of $380,000 or a loss of $0.01 per share for the preceding quarter.

For the six months ended June 30, 2006, revenue was $13.6 million, an 8 percent increase over the same period one year ago. Net loss applicable to common stockholders was $828,000 or a loss of $0.03 per share, compared to a net loss of $158,000, or a loss of $0.01 for the same period one year ago. Included in the 2006 net loss were expenses of $311,000 ($0.01 per share) and $614,000 ($0.02 per share), respectively, for the three and six months ended June 30, 2006 relating to the expensing of stock options as required by Financial Accounting Standard 123(R).

The balance sheet at June 30, 2006 included cash of $7.3 million and no long term debt. Cash provided by operating activities was $357,000 and $1.6 million for the six month periods ended June 30, 2006 and 2005, respectively.

"During the quarter, we made progress on a number of fronts," said Kevin Mills, president and chief executive officer of Socket Communications. "Our newest bar code scanner, the Cordless Ring Scanner, is receiving a positive response from the marketplace and we are beginning to receive orders for shipments in the second half of this year. Our base of strategic vertical integrators continues to grow and now includes more than 90 companies that are developing vertical market application software for small and medium businesses using our data collection products."

"We also began shipping new CompactFlash Wi-Fi cards using 802.11g technology and are readying Secure Digital Wi-Fi cards for shipment in a few weeks. These cards are designed for faster transmission speeds over our former cards with 802.11b technology, and along with our award winning Wi-Fi Companion software, provide fast, easy to use connections to wireless LAN networks and hotspots. And we are pleased to report that we are observing increases in the number of Windows 5.0 applications now available, which should allow our partners and customers to resume deployments of mobile applications with Windows Mobile 5.0 devices as transitions are completed."

"On the operations front, we have nearly completed the substantial task of converting our products to meet the lead-free standards required in Europe under the Reduction of Hazardous Substances Act (RoHS), and have done so without disrupting supply availability to our European customers. These activities, coupled with substantial work on new product development and the requirement to expense stock options are the principal reasons for an increase in our operating expenses in 2006."

"We believe we are better positioned to serve our customers and generate additional growth in the second half of this year," Mills concluded.

Quarterly Management Conference Call

Management of Socket will hold a conference call today at 2 p.m. Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay through a link on our website at www.socketcom.com, or participants may join the call by telephone at (877) 407-8033 from within the U.S. or (201) 689-8033 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 207682#.

About Socket Communications

Socket Communications develops and distributes a broad range of data collection and network connectivity products for mobile devices such as PDAs, Smartphones and tablet PCs. Working collaboratively with mobile solutions from leading Strategic Vertical Integrators, world-class 3rd party software developers and OEMs, Socket Mobility Friendly® products are proven to drive operational efficiencies, increase mobile workforce productivity, boost corporate performance and improve customer satisfaction. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or http://www.socketcom.com/.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements indicating a positive outlook for our business and demand for our products, statements regarding our progress toward completion of certain initiatives and product transitions, and statements predicting trends and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that market trends and opportunities, such as the anticipated completion of the market transition to the Windows Mobile 5.0 operating system, may not materialize as quickly or as robustly as we anticipate, if at all, the risk that we may not complete the task of converting our products to comply with the Reduction of Hazardous Substances Act in Europe as quickly as we anticipate, if at all, the risk that our Strategic Vertical Integrator program may not be as successful as we anticipate, the risk of delays in our ability to design, manufacture, market and sell new products due to technological, market, or financial factors, including the availability of necessary working capital, risks related to our ability to effectively manage and contain our operating costs, risks related to the availability of announced handheld computer hardware and software, as well as product delays associated with new model introductions and product changeovers, continued growth in demand for handheld computers, market acceptance of emerging standards such as Bluetooth and Wireless LAN and of our related connection and data collection products, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Mobility Friendly, and KwikBlue are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. All other trademarks and trade names contained herein may be those of their respective owners. © 2006, Socket Communications, Inc. All rights reserved.

--Financial tables to follow--

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenue	$ 6,855	$ 6,580	$ 13,614	$ 12,562
Cost of revenue	3,454	3,268	6,839	6,202
Gross profit	3,401	3,312	6,775	6,360
Gross profit percent
	50%	50%	50%	51%
Research and development	1,379	898	2,515	1,787
Sales and marketing	1,841	1,558	3,603	3,193
General and administrative	641	579	1,484	1,412
Amortization of intangibles	36	36	72	131
Total operating expenses
	3,897	3,071	7,674	6,523
Interest income, net	48	17	82	29
Net operating income (loss)	(448)	258	(817)	(134)
Preferred stock dividends	--	(12)	(11)	(24)
Net income (loss) applicable to common stockholders	$ (448)	$ 246	$ (828)	$ (158)
Basic and diluted net income (loss) per share applicable to common stockholders	$ (0.01)	$ 0.01	$ (0.03)	$ (0.01)
Weighted average shares outstanding: Basic Diluted	31,696 31,696	30,161 32,301	31,046 31,046	30,158 30,158

Socket Communications, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	June 30, 2006 (Unaudited)	December 31, 2005*
Cash	$ 7,254	$ 6,833
Accounts receivable	3,064	2,953
Inventories	2,486	2,195
Other current assets	269	315
Property and equipment, net	910	628
Goodwill	9,798	9,798
Intangible technology	677	749
Other assets	171	164
Total assets	$ 24,629	$ 23,635

Accounts payable and accrued liabilities	$ 3,991	$ 3,346
Bank line of credit	2,226	2,309
Deferred income on shipments to distributors	1,127	1,114
Capital leases/other non-current liabilities	30	51
Common and convertible preferred stock**	51,972	50,704
Accumulated deficit	(34,717)	(33,889)
Total Liabilities and Equity	$ 24,629	$ 23,635
*Derived from audited financial statements.
**Remaining Series F Preferred stock converted to common stock on March 21, 2006

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